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                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made this 11th day of July, 2000, between CATHAY SECURITIES FUND, INC. (the "Fund"), a Maryland corporation having its principal place of business at 777 North Broadway, Los Angeles, California 90012, and CATHAY BANK ("Fund Accountant"), a California banking corporation, having its principal place of business at 777 North Broadway, Los Angeles, California 90012.

         WHEREAS, the Fund desires that Fund Accountant perform certain fund accounting services for the Fund, all as now or hereafter may be established from time to time; and

         WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

         1.       Services as Fund Accountant.

                  (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of the Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                           (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                           (ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                           (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                           (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

                  (b) Performance of Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services for the Fund:

                           (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;


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                           (ii)     Obtain security prices from independent
                                    pricing services, or if such quotes are
                                    unavailable, then obtain such prices from the Fund's investment adviser or its designee, as approved by the Fund's Board of Trustees;

                           (iii) Verify and reconcile with the Fund's custodian all daily trade activity;

                           (iv) Compute, as appropriate, the Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                           (v) Review the net asset value calculation and dividend factor (if any) for the Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations;

                           (vi) Determine unrealized appreciation and depreciation on securities held by the Fund;

                           (vii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

                           (viii) Update fund accounting system to reflect rate changes, as received from the Fund's investment adviser, on variable interest rate instruments;

                           (ix)     Post Fund transactions to appropriate
                                    categories;

                           (x) Accrue expenses of the Fund according to instructions received from the Fund's Investment Adviser;

                           (xi) Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions, and (3) income and expense accounts;

                           (xii) Provide accounting reports in connection with the Fund's regular annual audit and other audits and examinations by regulatory agencies; and

                           (xiii) Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.






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                  (c)      Special Reports and Services.

                           (i) Fund Accountant may provide additional special reports upon the request of the Fund's Investment Adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                           (ii) Fund Accountant may provide such other similar services with respect to the Fund as may be reasonably requested by the Fund, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

                  (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for the Fund:

                           (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Fund. The download will include the following items:

                                    Statement of Assets and Liabilities,
                                    Statement of Operations,
                                    Statement of Changes in Net Assets, and
                                    Condensed Financial Information;

                           (ii)     Provide accounting information for the
                                    following:

                                    (A)     federal and state income tax returns
                                            and federal excise tax returns;

                                    (B)     the Fund's semi-annual reports with
                                            the Securities and Exchange
                                            Commission ("SEC") on Form N-SAR;

                                    (C)     the Fund's annual, semi-annual and
                                            quarterly (if any) shareholder
                                            reports;

                                    (D)     registration statements on Form N-2
                                            and other filings relating to the
                                            registration of shares;

                                    (E)     the Investment Adviser's monitoring
                                            of the Fund's status as a regulated
                                            investment company under Subchapter
                                            M of the Internal Revenue Code, as
                                            amended;

                                    (F)     annual audit by the Fund's auditors;
                                            and

                                    (G)     examinations performed by the SEC.

         2.       Subcontracting.



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         Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

         3.       Compensation.

         The Fund shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule A hereto, as such Schedule may be amended from time to time.

         4.       Reimbursement of Expenses.

         In addition to paying Fund Accountant the fees described in Section 3 hereof, the Fund agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

         (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Fund;

         (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Fund, the Fund's Investment Adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

         (c) The cost of obtaining security market quotes pursuant to Section l(b)(ii) above;

         (d) The cost of microfilm or microfiche of records or other materials; and

         (e) Any expenses Fund Accountant shall incur at the written direction of an officer of the Fund thereunto duly authorized.

         5.       Effective Date.

         This Agreement shall become effective with respect to the Fund as of the date first written above (or, if the Fund is not in existence on that date, on the date the Fund commences operation) (the "Effective Date").

         6.       Term.

         This Agreement shall continue in effect with respect to the Fund, unless earlier terminated by either party hereto as provided hereunder, until [TWO YEARS FROM DATE AGREEMENT EXECUTED], 2002 and thereafter shall be renewed automatically for successive two-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60



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days prior to the expiration of the then-current term; provided, however, that after such termination for so long as Fund Accountant, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Fund, in addition to the compensation described under Section 3 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, Fund Accountant will provide the Fund with reasonable access to any Fund documents or records remaining in its possession.

         7. Standard of Care; Reliance on Records and Instructions; Indemnification.

         Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement, but shall not be liable to the Fund for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. The Fund agrees to indemnify and hold harmless Fund Accountant, its employees, agents, trustees, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement with respect to the Fund or based, if applicable, upon reasonable reliance on information, records, instructions or requests with respect to the Fund given or made to Fund Accountant by a duly authorized representative of the Fund; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Fund written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

         8.       Record Retention and Confidentiality.

         Fund Accountant shall keep and maintain on behalf of the Fund all books and records which the Fund and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other



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information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

         9.       Uncontrollable Events.

         Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         10.      Reports.

         Fund Accountant will furnish to the Fund and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Fund in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Fund agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein no later than three business days from the receipt thereof. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within ten days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Fund and any other recipient, and, except as provided in Section 7 hereof, Fund Accountant shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Fund.

         11.      Rights of Ownership.

         All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Fund and all such other records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason.

         12.      Return of Records.

         Fund Accountant may at its option at any time, and shall promptly upon the Fund's demand, turn over to the Fund and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Fund, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Fund unless the Fund authorizes in writing the destruction of such records and documents.



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         13.      Representations of the Fund.

         The Fund certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, each Fund that is in existence as of the Effective Date has authorized 30,000,000 shares, and (2) this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         14.      Representations of Fund Accountant.

         Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Fund and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         15.      Insurance.

         Fund Accountant shall notify the Fund should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Fund of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

         16.      Information to be Furnished by the Fund.

                  The Fund has furnished to Fund Accountant the following:

                  (a) Copies of the Articles of Incorporation of the Fund and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

                  (b)      Copies of the following documents:

                           (i)      The Fund's Bylaws and any amendments
                                    thereto; and



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                           (ii)     Certified copies of resolutions of the Board
                                    of Trustees covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to instruct Fund Accountant thereunder.

                  (c) A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

                  (d) Two copies of the Private Offering Memorandum ("Memorandum") for the Fund.

         17.      Information Furnished by Fund Accountant.

                  (a) Fund Accountant has furnished to the Fund the following:

                           (i)      Fund Accountant's Charter; and

                           (ii) Fund Accountant's Bylaws and any amendments thereto.

         18.      Amendments to Documents.

         The Fund shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 17 hereof forthwith upon such amendments or changes becoming effective. In addition, the Fund agrees that no amendments will be made to the Memorandum of the Fund which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Fund first obtains Fund Accountant's approval of such amendments or changes.

         19.      Compliance with Law.

         Except for the obligations of Fund Accountant set forth in Section 8 hereof, the Fund assumes full responsibility for the preparation, contents and distribution of the Memorandum of the Fund as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Fund's shares. The Fund represents and warrants that no shares of the Fund will be offered until the Fund's registration statement under the 1940 Act has become effective.

         20.      Notices.

         Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: 777



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North Broadway, Los Angeles, California 90012, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         21.      Headings.

         Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         22.      Assignment.

         This Agreement and the rights and duties hereunder shall not be assignable with respect to the Fund by either of the parties hereto except by the specific written consent of the other party.

         23.      Governing Law.

         This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of California.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                      CATHAY SECURITIES FUND, INC.


                                      By: /s/ DUNSON K. CHENG
                                         ---------------------------



                                      CATHAY BANK


                                      By: /s/ ANTHONY M. TANG
                                         ---------------------------










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                                               Dated: July 11, 2000


                               FORM OF SCHEDULE A
                        TO THE FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                          CATHAY SECURITIES FUND, INC.
                                       AND
                                   CATHAY BANK


                                      FEES

         Cathay Bank shall be entitled to receive a fee from the Fund at the annual rate of $600,000 plus Cathay Bank's reasonable out-of-pocket expenses incurred in the performance of its services as provided in Section 4 of the Fund Accounting Agreement to which this Schedule A is attached.


CATHAY SECURITIES FUND, INC.                CATHAY BANK

By: /s/ DUNSON K. CHENG                      By: /s/ ANTHONY M. TANG
   -------------------------                   ----------------------------










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